Exhibit 14.1

Message From the CEO

Dear Employee,

Every member of the ARCA team plays an important role in achieving our goals as we strive to build a world class biopharmaceutical company. One of our most valuable assets in building an organization recognized for excellence, innovation and determination is ARCA’s reputation for ethics and integrity. This reputation has been built upon the principal that ARCA will conduct its scientific and business activities with honesty and integrity and in compliance with all applicable laws and regulations. Our high standards are the foundation upon which we are building a vigorous, thriving company.

To reaffirm these standards, ARCA has adopted the following Code of Business Conduct and Ethics (the Code). The Code applies to all ARCA employees and to members of our Board of Directors. The Code establishes guidelines to help each of us make the right choices in situations that we may encounter in our daily work activities when dealing with collaborators and other organizations with which we do business, stockholders, fellow employees, governmental agencies and the public at large. No code of conduct can cover every possible situation that may arise in the complex business and scientific environment in which ARCA operates. Ultimately, we rely on every person subject to this Code to use good judgment in the performance of their responsibilities. In exercising that good judgment, you should consider both the guidelines stated in the Code, as well as its intent and spirit. Also, the Code represents ARCA’s own interpretation of our legal and ethical obligations and may in certain cases exceed the technical requirements of the law.

Each one of us is responsible for reading and understanding the guidelines set out in the Code and for adhering to them. Every employee and Board Member is expected to certify annually that they have reviewed and will comply with the Code.

We are counting on each of you to ensure that ARCA’s reputation for the highest standards of ethical business and scientific conduct will continue. If you have questions regarding the Code or its application to a specific situation, contact your Supervisor, a Human Resources representative or our General Counsel.

Sincerely,

Michael R. Bristow, M.D., Ph.D.

CEO

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ARCA CORE VALUES

Our company has core values that are considered to be key success factors for all jobs. We believe these behaviors, along with core competencies, will positively shape our work environment and our culture. A friendly, collaborative, and professional culture will spawn the innovation and initiative that will provide us with a competitive advantage, and unique opportunities for individual achievement. Our core values at ARCA are:

Teamwork: We value and recognize the contributions of others and look for ways to collaborate. We treat our colleagues and customers with respect. We think critically but are not critical of others. We are authentic, candid, and direct in our communications. We are objective and fair. We listen to and learn from one another. We model the behaviors we expect from others.

Excellence: We aspire to be our best and apply ourselves with rigor to the goals we have set. We recognize and esteem excellence in others and ourselves. We are guided by the achievement of results and the attainment of our goals. We invent and innovate. We create an environment that allows people to excel.

Personal Responsibility: We take personal responsibility for our work. We get results through our individual initiative and drive. Every day it is up to each of us to make a difference. We ask ourselves throughout the day – what can I do to make a difference at ARCA? We each take personal responsibility to make ARCA all that it can be.

Sense of Urgency: We do today what can be done today. Our mission, to develop human therapeutics that improve people’s lives, is so important that each day matters. We are committed to our work, strive to consistently meet deadlines, and apply pride and enthusiasm to our assignments. Our colleagues can count on us to deliver.

Focus: We are unwavering in our desire to succeed. We approach our work with an intensity of mind and spirit. We operate with the highest level of ethics and integrity. Quality is the cornerstone for all of our endeavors. We are committed to creating value for our employees, stockholders, and ultimately our customers.

Positive Outreach: We have chosen to work at ARCA because we believe in what we can accomplish together. Our colleagues are often our friends and we enjoy working together.

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TABLE OF CONTENTS

Letter from the CEO

ARCA Core Values

1.	Introduction	1

2.	Seeking Help and Reporting Violations of the Code	2

3.	Contact Information for Reporting Code Violations	3

4.	Use of Company Assets	3

5.	Email, the Internet and Electronic Communications	3

6.	Confidential and Proprietary Information	4

7.	Gifts and Gratuities	5

8.	Equal Opportunity and Unlawful Harassment	5

9.	Workplace Violence	6

10.	Health, Safety, and the Environment	6

11.	Commitment to Quality Research and Development	6

12.	Interactions with Healthcare Professionals	6

13.	Company Records	6

14.	Conflicts of Interest	7

15.	Public Communications and Accuracy of Reports	8

16.	Securities and Insider Trading	9

17.	Foreign Corrupt Practices Act and Improper Payments	10

18.	Fair Competition and Antitrust	10

19.	Political Contributions and Activities	11

20.	Advertising and Promotional Standards	11

21.	Compliance with Laws and Regulations	12

22.	Communications Related to Investigational Drugs	12

23.	Waivers of the Code	13

Conclusion		13

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ARCA BIOPHARMA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted November 13, 2009

1. INTRODUCTION

In all aspects of our business, ARCA biopharma and its employees must act ethically and with integrity, and comply with all applicable laws, rules and regulations. This Code of Business Conduct and Ethics contains general guidelines for the conduct of ARCA’s business consistent with these standards. This Code is one element in ARCA’s efforts to ensure lawful and ethical conduct on the part of ARCA and our employees. This Code is part of a larger process that includes compliance with the policies and guidelines set forth in other company policies and materials, including ARCA’s:

•	Employee Handbook

•	Insider Trading Policy

•	Public Disclosure Policy

•	Disclosure Control Policy

•	Policy on Interactions with Healthcare Professionals

•	Complaint and Investigation Policy and Procedures

These and ARCA’s other policies can be found on the intranet at http://*.

One other important part of this larger process are the “ARCA Core Values” (copy attached), which also serve to set standards of performance for ARCA and all employees.

This Code includes general principles and by its very nature is not intended to address every situation that may arise. Employees are expected to exercise reasonable, good judgment and any questions about the proper application of the principles or about what is required by the law in any given situation, should be referred to your supervisor or to ARCA’s Compliance Officer, who is the General Counsel.

This Code applies to our directors, officers, and employees, and establishes our expectations for our consultants, contractors, representatives, and agents. We refer to all persons covered by this Code as “Company employees” or the “ARCA team,” or simply “employees” or “you.” We also refer to our principal executive officer, our principal financial officer, our principal accounting officer, and our controller as our “principal financial officers.”

ARCA reserves the right in its sole discretion to modify, revise or alter any policy, procedure or condition related to employment in its sole discretion and at any time without notice. The contents of this Code do not constitute the terms of an employment agreement, and nothing in this Code should be construed as a guarantee of continued employment – employment at ARCA is on an at-will basis. The information in this Code supersedes any previously circulated or printed policy or procedures relating to the subject matter herein.

2. SEEKING HELP AND REPORTING VIOLATIONS OF THE CODE

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with ARCA’s ethical standards, seek help. We encourage you to consult ARCA’s Employee Handbook and contact your supervisor for help first. If your supervisor cannot answer your question, or if you do not feel comfortable contacting your supervisor, contact ARCA’s Compliance Officer.

If you are a director and you have a question regarding the guidelines contained in this Code or any other company policy, you should contact the Chairman of the Board or the Compliance Officer to address the issue.

Reporting Violations of the Code

If any employee reasonably believes that a violation of this Code or a violation of law or applicable rules, regulations, or other company policies has occurred or may occur, the employee must report it in accordance with the procedures ARCA has adopted in the Complaint and Investigation Policy and Procedures, which can be found at http://*.

If you reasonably believe that a violation of this Code has occurred, and you feel comfortable reporting the conduct to your supervisor, then immediately report the conduct to your supervisor. Your supervisor will report the conduct to the Compliance Officer, who will work with you and your supervisor to address your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, report the conduct to the Compliance Officer or file a complaint through ARCA’s anonymous complaint service.

All reports of known or suspected violations of the law or this Code will be handled seriously, promptly, and with discretion. All investigations will be conducted in a manner that takes reasonable steps to protect the confidentiality and anonymity of the employee submitting the report when so requested to the extent anonymity is consistent with ARCA’s obligation to investigate reports thoroughly and to take disciplinary or corrective action to prevent recurrence of any misconduct.

No Retaliation

As further discussed in the Complaint and Investigation Policy and Procedures, no employee will be discharged, demoted, suspended, threatened, or harassed as a result of lawfully submitting a report if the employee acts lawfully and reasonably believes that the report involves a violation of an applicable law or regulation, or a violation of this Code or any of ARCA’s other policies.

Consequences of Violations of the Code

Your conduct as a representative of ARCA, if it does not comply with the law or with this Code, can result in serious consequences for both you and ARCA. Any employee who violates this Code will be subject to appropriate discipline, which could include, without limitation: remedial training, written warnings, reduction in duties, or immediate termination. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate this Code or the law also may expose themselves to substantial civil damages, criminal fines and prison terms. The Company also may face substantial fines and penalties and may incur damage to its reputation and public standing. For further information regarding the treatment of violations of this Code and ARCA’s other policies, please review the Complaint and Investigation Policy and Procedures, located at http:*//.

3. CONTACT INFORMATION FOR REPORTING CODE VIOLATIONS

Compliance Officer:
Phone Number:
Email:	complaints@arcabiopharma.com

Violations can also be reported electronically, on ARCA’s anonymous complaint website.

4. USE OF COMPANY ASSETS

As a member of the ARCA team, you are expected to respect and guard ARCA’s assets at all times to create value for our employees, stockholders, and ultimately our customers. ARCA will not tolerate the misuse, abuse, or theft of ARCA assets. ARCA assets include, without limitation: business and laboratory supplies and materials; business and laboratory equipment, structures and furniture; computer and communication systems, components, and materials. It also includes intangible assets such as confidential information and intellectual property, including patents, patent applications, trademarks, copyrights, trade secrets, research and development methods and results and software developed for company use.

5. EMAIL, THE INTERNET AND ELECTRONIC COMMUNICATIONS

The telephone, internet, and email systems, and all electronic communications sent to or from or stored on them, are the property of ARCA and are provided by ARCA for business use. Although occasional use of the telephone, fax machine, internet, and email for personal use is permitted, misuse and abuse of these communication systems is not permitted. Misuse or abuse of ARCA’s communication systems include, without limitation, excessive use for personal purposes, use for personal political activities, use for any illicit or illegal purpose, such as threatening, obscene, or harassing communications, and any use in violation of the ARCA Public Disclosure Policy.

Since all documents, including electronic communications, are company property, ARCA may access, monitor, and disclose for business purposes all communications and information sent using ARCA’s communication systems. Consequently, there is no guaranty of personal privacy on ARCA’s communications systems or of information sent to, from or stored in company communications. If you have questions on the use of ARCA’s communication systems, you should refer to ARCA’s Employee Handbook, the ARCA Public Disclosure Policy, and the section of this Code titled, “Political Contributions,” for additional information.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION

Confidential and proprietary information represents a valuable asset of ARCA that each employee has a continuing obligation to protect. Your obligations to protect this information extend even after termination of your employment. Information relating to ARCA’s internal business affairs, particularly confidential scientific or research data and business information, the status, results and future plans relating to our development activities, pricing information and strategies, and information pertaining to new products or products under development are examples of confidential information.

ARCA confidential and proprietary information may be used only for legitimate business purposes authorized by the Company. Confidential or proprietary information may not be used for your personal benefit or disclosed to any person outside of ARCA without the prior written authorization of the Company. This includes family members or friends who may innocently or inadvertently pass the information on to someone else. You should also take care when discussing ARCA business in public places where conversations can be overheard, such as restaurants, airplanes, taxi cabs or elevators, and recognize the potential for eavesdropping on cellular telephones. Confidential or proprietary information should only be shared with ARCA employees in accordance with Company policy. Any attempt by an unauthorized person to obtain confidential information, or to gain access to Company facilities or computers, should be reported immediately to the Compliance Officer.

Each employee must comply with the terms of his or her written agreement with ARCA regarding the protection of ARCA’s confidential information and intellectual property rights. This agreement provides, among other things, that all intellectual property and other proprietary or confidential information that is developed in the course of an employee’s work at ARCA belongs to ARCA. When an employee’s employment with ARCA terminates, the employee must turn over any documents and other materials in your possession that contain any confidential information and you must continue to maintain the confidentiality of and to not use or disclose ARCA confidential or proprietary information.

Employees should not bring to ARCA, or use for ARCA’s benefit, any confidential or proprietary ideas or information belonging to a former employer, or any other individual or entity, unless the employee has obtained written consent for the disclosure of the information from the former employer, or other individual or entity. Each employee is expected to keep any confidential or proprietary information received from other people or other companies during the employee’s employment at ARCA confidential and to use such information only for those ARCA purposes that were expressly permitted by the disclosing individuals or companies.

In addition, laws exist that protect our intellectual property and confidential information from unauthorized use or disclosure by current and former employees, and other third parties. ARCA will take every step it considers necessary, including legal measures, to protect our intellectual property and confidential information.

You should refer to ARCA’s Employee Handbook and your written agreement with ARCA for further details on ARCA’s policies and guidelines with respect to confidential information and intellectual property.

7. GIFTS AND GRATUITIES

ARCA permits the occasional giving and receiving of customary and promotional gifts to and from employees, service providers, collaboration partners, and other business associates, so long as the gift has a nominal or token value and the other restrictions below are not violated. ARCA does not permit employees to give or receive gifts of cash, securities, loans, bonds, or any other debt securities. ARCA also does not permit employees to give or receive gifts of any kind that are given or received in order to obtain or retain ARCA’s business, or induce or support any illegal activity.

ARCA permits employees to attend as guests, and to invite service providers and collaboration partners that are not healthcare professionals to attend as our guests, customary, reasonable business dinners and entertainment, such as sporting events, at which at least one employee of ARCA and at least one employee of the service provider or collaboration partner are in attendance as hosts for the event.

ARCA’s policies on interactions with healthcare professionals, which include policies on gifts, meals, activities, and gratuities, are described below in the section of this Code titled, “Interactions With Healthcare Professionals”. ARCA prohibits gifts or payments to local, state, federal or foreign government officials or to healthcare professionals. Finally, this section of the Code does not apply to compensation paid or otherwise provided by ARCA to ARCA employees.

8. EQUAL OPPORTUNITY AND UNLAWFUL HARASSMENT

ARCA is committed to providing equal employment and advancement opportunities to all individuals, without regard to race, color, religion, sex, sexual orientation, national origin, age, mental or physical disability, medical condition, marital status, veteran’s status, or any other characteristic protected by federal, state, or local law. Employees are not permitted to discriminate against anyone based upon any of these factors.

ARCA also is committed to providing a workplace free of unlawful abuse or harassment based on sex, race, religious creed, color, national origin, ancestry, age (over 40), medical condition, marital status, sexual orientation, disability, pregnancy or related medical condition, or any other basis protected by applicable law to the extent protected by applicable law. This policy applies to conduct that is made a condition of employment; us used as a basis for employment decisions; creates an intimidating, hostile, or offensive working environment; or unreasonably interferes with an individual’s work performance. ARCA may be held responsible for harassment or discrimination of employees by managers, supervisors, other employees, or non-employees if ARCA knew or should have known of the behavior and fails to take appropriate corrective action.

For further information on ARCA’s policies regarding equal employment opportunity and unlawful harassment, please refer to the Employee Handbook or contact your supervisor or the human resources department.

9. WORKPLACE VIOLENCE

ARCA is committed to providing a workplace free of workplace violence. For information on ARCA’s policies regarding workplace violence, please refer to the Employee Handbook or contact your supervisor or the human resources department.

10. HEALTH, SAFETY, AND THE ENVIRONMENT

ARCA is committed to providing a safe and healthful work environment. The Company maintains active and comprehensive health and safety programs, including written programs and policies, training, routine safety meetings, and inspections. Each employee is responsible for attending the classes and meetings provided by ARCA that provide important health and safety information and to follow the instructions given in training classes and manuals and to use equipment in a manner that minimizes the risk of injury or illness. Each employee also is responsible for complying with ARCA’s written health and safety policies. You should refer to ARCA’s Injury and Illness Prevention Program for additional information on employee health and safety.

ARCA also is committed to the protection of the environment by complying with all applicable environmental laws, rules, and regulations. Each employee is responsible for complying with ARCA’s policies and procedures related to the proper disposal of chemicals and other wastes.

11. COMMITMENT TO QUALITY RESEARCH AND DEVELOPMENT

ARCA is committed to conducting quality research and developing and manufacturing quality biopharmaceutical products. Each employee is responsible for abiding by all applicable laws and regulations that apply to ARCA’s research, development, and manufacturing activities, including without limitation, good laboratory practices, good clinical practices, good manufacturing practices, the regulations of the Food and Drug Administration, and laws and regulations governing research activities. ARCA will not tolerate the falsification or fabrication of research, clinical, or manufacturing information or data.

12. INTERACTIONS WITH HEALTHCARE PROFESSIONALS

ARCA is committed to interacting with healthcare professionals in an ethical and professional manner, in compliance with all applicable laws, rules, and regulations. Federal law prohibits the offering of anything to a person that is intended to influence that person to recommend or purchase a healthcare product or service that may be reimbursed by Medicare or Medicaid. All employees must avoid engaging in any activity which would inappropriately influence a healthcare professional’s medical judgment or choice of treatment or product.

13. COMPANY RECORDS

Accurate and reliable business, financial and scientific records are crucial to our business. Our records are the basis of our earnings statements, financial reports, and other disclosures to the public and guide our business decision-making and strategic planning. Therefore, ARCA’s books and records must fully and accurately reflect our business transactions. Company records include booking information, payroll, timecards, travel and expense reports, emails, accounting and financial data, measurement and performance records, laboratory notebooks, electronic data files, and all other records maintained in the ordinary course of our business.

ARCA has also adopted a Record Retention Policy to ensure that ARCA’s records are maintained, stored and, when appropriate, destroyed in accordance with our needs and in compliance with applicable legal, regulatory, tax, employment, and trade requirements. Employees are expected to be familiar with the specific requirements of their job responsibility and with applicable company procedures. Regular document destruction must cease immediately if you are aware of a legal request for such documents or if ARCA’s General Counsel has requested that you stop. Ask your supervisor or the Compliance Officer if you have any questions regarding ARCA’s records or record retention policies.

14. CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes or comes before the interests of ARCA as a whole. Even the appearance of a conflict of interest can harm your reputation or that of ARCA. The actions of your family members outside the workplace may also give rise to conflicts of interest because they may influence your objectivity in making decisions on behalf of ARCA. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws, and children, whether such relationships are by blood or adoption. You should avoid any private interest that influences your ability to act in the interests of ARCA or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that is a material customer, supplier, or competitor of ARCA.

•	Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with ARCA.

•

Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier, or competitor of ARCA. A “significant financial interest” means: (i) ownership of greater than 1% of the equity of a material customer, supplier, or competitor; or (ii) an investment in a material customer, supplier, or competitor that represents more than 5% of the total assets of the employee.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier, or competitor of ARCA. This guideline does not prohibit arms-length transactions with banks, brokerage firms, or other financial institutions.

•

Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of ARCA. ARCA officers should refer to ARCA’s Policy Regarding Service on Outside Boards of Directors and Government Commissions by ARCA Officers.

For purposes of this Code, a company is a “material” customer if the company has made payments to ARCA in the past year in excess of 5% of ARCA’s gross revenues. A company is a “material” supplier if the company has received payments from ARCA in the past year in excess of $200,000 or 5% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if the company competes in ARCA’s line of business and has annual gross revenues from such line of business in excess of $10 million.

If you are uncertain whether a particular company is a material customer, supplier, or competitor, or whether a particular situation involves a potential conflict of interest, please contact the Compliance Officer for assistance. If you are a director and you have a question regarding any of the above discussed issues, you should contact the Chairman of the Board or the Compliance Officer to address the issue.

Disclosure of Conflicts of Interest

Employees must disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest or a family member’s action may create a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in advance to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and must be approved in advance by the Compliance Officer. Any potential conflicts of interest that involve ARCA’s executive officers or directors must be approved in advance by the Board of Directors or its designated committee.

15. PUBLIC COMMUNICATIONS AND ACCURACY OF REPORTS

ARCA is committed to disclosing to the public only accurate and complete information regarding ARCA’s business, financial condition, research, and results of operations, in accordance with federal law, various securities laws and reporting obligations, and as further provided in the ARCA Public Disclosure Policy. ARCA will not tolerate any employee who knowingly provides inaccurate or incomplete information. Inaccurate, incomplete, or untimely reporting of ARCA business, financial, or operations information can severely damage ARCA and result in legal liability.

Employees may submit confidential, anonymous concerns about accounting, internal accounting controls, auditing matters, or deceptive financial practices, including but not limited to fraud against investors, securities fraud, mail or wire fraud, bank fraud, or inaccurate statements to the SEC or members of the investing public, to the Compliance Officer or file a complaint through ARCA’s anonymous complaint service.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely, and understandable. These employees must understand and comply with generally accepted accounting principles and all standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

16. SECURITIES AND INSIDER TRADING

In order to comply with federal and state securities laws governing trading in ARCA securities, you are not permitted to:

•	trade in ARCA’s securities while possessing material nonpublic information concerning ARCA, or during any blackout period or special blackout period.

•

“tip” or disclose material nonpublic information concerning ARCA to any outside person (including family members, friends, analysts, individual investors, members of the investment community, and news media), unless required as part of your regular duties for ARCA and consistent with the ARCA Public Disclosure Policy and the Disclosure Control Policy.

•

provide trading advice of any kind about ARCA to anyone while possessing material nonpublic information about ARCA, except that you should advise others not to trade if doing so might violate the law, this Code, or ARCA’s policies relating to securities trading.

•	Engage in short selling of ARCA stock, or buy or sell options in ARCA stock, as these activities conflict with each employee’s obligation to protect ARCA’s interests and shareholder value.

In addition to protecting ARCA’s material nonpublic information, employees also must protect the material nonpublic information of other companies with which ARCA interacts. Employees are not permitted to: (i) trade in the securities of any other company while possessing material nonpublic information concerning that company; (ii) “tip” or disclose material nonpublic information concerning any other company to anyone; or (iii) give trading advice of any kind to anyone concerning any other company while possessing material nonpublic information about that company.

Information about a company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of a company’s securities. Such information includes knowledge of acquisitions or divestitures, corporate earnings, FDA actions, new collaborations, senior management changes, expansion plans or other significant events. Material information is “nonpublic” if it has not been widely disseminated to the public through major news wire services, presentations made publicly-available on the world-wide web, conference calls, or filings with the Securities and Exchange Commission. For the purposes of this Code, information about ARCA is considered public (i.e., no longer “nonpublic”) after the close of trading on the second full trading day following ARCA’s widespread public release of the information.

If you have any questions about securities or insider trading, you should refer to the ARCA biopharma Insider Trading Policy – Trading Guidelines and the ARCA biopharma Insider Trading Policy for more detailed discussions of ARCA’s policies in this area.

17. FOREIGN CORRUPT PRACTICES ACT AND IMPROPER PAYMENTS

ARCA is committed to conducting its business throughout the world in compliance with all laws prohibiting the bribery of government or foreign officials, such as the Foreign Corrupt Practices Act. To uphold that commitment, all employees are expressly prohibited from offering, authorizing the making of, or making, either directly or through consultants, contractors, representatives, or agents, a bribe or kick-back to a local or foreign official in order to assist ARCA in obtaining, retaining, or having business directed to ARCA or any other entity. Laws in this area are complicated, so employees should contact the Compliance Officer if they have questions on this section of the Code.

Similarly, ARCA is committed to treating its service providers and other collaborators fairly and ethically. Employees are expected to evaluate potential and current service providers and collaborators using objective criteria, such as ability to perform, types of services offered, and availability. Employees are not permitted to request, demand, or receive bribes or kick-backs from potential or current service providers or collaborators of ARCA for any reason. Employees should refer to the sections of this Code titled, “Gifts and Gratuities” and “Interactions with Healthcare Professionals” to understand the types of gifts and gratuities employees are permitted to give and receive.

18. FAIR COMPETITION AND ANTITRUST

ARCA advocates fair competition in the marketplace. Fair competition keeps the price of goods and services low, enhances the quality of goods and services, and encourages innovation. Illegal restraints on trade which prevent fair competition include, without limitation: price-fixing, predatory pricing, bid rigging, certain agreements not to compete, agreements between competitors to allocate customers or territories, agreements between competitors not to deal with a particular entity or entities, and conditioning the sale of one product on the purchase of another product that could be purchased elsewhere at a lower price. In addition, many countries have competition laws that may be more stringent than the U.S. antitrust laws and regulate, for example, distribution agreements, intellectual property licenses, territorial restrictions on resellers and licenses, rebates and discounts to customers, and product pricing policy generally.

To promote fair competition, employees are not permitted to take any action or engage in any activity that would result in a restraint on trade in violation of any applicable fair trade, fair competition, or antitrust laws. In addition, employees must avoid participation in any discussion of prohibited restraints on trade, as the existence of an illegal restraint on trade may be established through participation in discussions of illegal activities at trade associations or other meetings.

Laws applicable to restraints on trade are complex, so consult the Compliance Officer if you have questions about whether certain activities might constitute a violation of this section of the Code.

19. POLITICAL CONTRIBUTIONS AND ACTIVITIES

ARCA encourages you to vote and to be as involved in the political process as you desire to be. ARCA will not reward or punish you, or threaten to punish you, as a result of your personal political beliefs or your personal political activities that are conducted on personal time outside of ARCA’s facilities.

The amount and type of political contributions that can be made and political activities that can be conducted by ARCA are subject to state, federal, and international laws and regulations. As a result, ARCA employees are not permitted to conduct personal political activities during regular work hours or to use ARCA equipment or supplies, including communications systems such as the phone, fax, copiers, and email systems, for personal political activities. In addition, ARCA will not reimburse employees for any costs, fees, or donations associated with personal political activities. No employees are authorized to make political contributions or engage in political activities on behalf of and in the name of ARCA without Board approval.

20. ADVERTISING AND PROMOTIONAL STANDARDS

The advertising and promotion of pharmaceutical products is regulated by the United States Food and Drug Administration, the United States Department of Health and Human Services, and other international, federal, and state regulatory agencies. ARCA is committed to complying with all laws, rules, and regulations in this area applicable to its activities.

ARCA does not, and no employees or consultants are not permitted to, communicate publicly with the intent of promoting a product for use before the product is approved for such use. This limitation does not restrict a full and proper exchange of scientific information concerning an investigational drug, including proper dissemination of research findings in scientific and other communications media.

In accordance with applicable laws and regulations, at such time as ARCA has a product approved for sale, ARCA will advertise, promote, and label its approved products in an accurate, factual, informative, and balanced manner. ARCA will accurately and fairly describe ARCA’s approved products in publicly disseminated advertising and promotional material and such materials will not be false, misleading, or deceptive. All sales and marketing programs and materials will be approved in accordance with ARCA procedures.

21. COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules, and regulations applicable to ARCA. These include many of the laws, rules, and regulations referenced in other sections of this Code, including, without limitation, laws covering bribery and kickbacks, the protection of copyrights, patents, trademarks and trade secrets, information privacy, insider trading, political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information, and misuse of corporate assets. In addition, as a biopharmaceutical company, ARCA is subject to laws, rules, and regulations promulgated by the United States Food and Drug Administration and similar regulatory bodies in foreign jurisdictions relating to the development, testing, marketing, sale, distribution, and commercialization of pharmaceutical products. You are expected to understand and comply with all laws, rules, and regulations that apply to your job position or over which you have responsibility. Each employee is responsible for attending ARCA compliance training programs related to his or her job responsibilities.

If any doubt exists about whether a course of action is lawful or permitted under this Code, you should seek advice from your supervisor or ARCA’s Compliance Officer.

22. COMMUNICATIONS RELATED TO INVESTIGATIONAL DRUGS

ARCA is committed to operating its business in accordance with all applicable regulations governing the disclosure of information regarding product candidates that have not received approval for marketing and sale by the United States Food and Drug Administration (“FDA”). When communicating ARCA Information regarding ARCA’s investigational drugs, ARCA and its employees must comply with all applicable regulations, including but not limited to:

•	not stating or implying that an investigational drug is safe or effective for the use for which it is under clinical investigation;

•	not making any statements regarding the safety or efficacy of an investigational drug based on clinical trial results or scientific studies;

•	making only objective, factual, and balanced statements about clinical trial results, interim results, and analyses, such that risks and adverse effects are properly disclosed;

•	being complete, accurate, and balanced in describing the regulatory status of the investigational drug;

•	not misrepresenting communications to, from, or with the FDA; or

•	not promoting the investigational drug.

23. WAIVERS OF THE CODE

Waivers of this Code will be granted only in extraordinary circumstances. Waivers of this Code for employees may be made only by an executive officer of ARCA. Any waiver of this Code for our directors, executive officers, or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the NASDAQ Stock Market.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for the ethical and legal conduct of ARCA’s business. We expect all employees to adhere to the policies set forth or referred to in this Code and to review and understand the laws that apply to each employee’s specific job function and level of responsibility. If you have any questions about these guidelines or applicable law, please consult ARCA’s Employee Handbook or other applicable ARCA company policy and your supervisor first. If you still have questions or are not comfortable discussing any matter with your supervisor, please contact ARCA’s Compliance Officer. If you are a director and you have a question regarding the guidelines contained in this Code or any other company policy, you should contact the Chairman of the Board or the Compliance Officer.

This Code is our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. ARCA reserves the right to amend, supplement, or discontinue this Code without prior notice, at any time.

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